FOR IMMEDIATE RELEASE	NEWS
August 3, 2017	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc.
Reports Second Quarter 2017 Financial and Operating Results

MIDLAND, Texas August 3, 2017 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of gas compression equipment and services to the energy industry, today announced financial results for the three and six months ended June 30, 2017.

For the quarter ended June 30, 2017, NGS reported revenue of $16.2 million, compared to $17.2 million for the quarter ended June 30, 2016 and $18.9 million for the quarter ended March 31, 2017. Revenue on a quarterly basis, decreased $2.7 million, or 14.3% sequentially and declined by 5.8% when compared to the year ago quarter.

The Company reported net income for the quarter of $375,000 which compares to $1.3 million in the year ago quarter and $252,000 in the quarter ending March 31, 2017. Earnings per diluted share for the quarter ended June 30, 2017 was 3 cents and 5 cents year-to-date.

Highlights of the quarter include:

Revenue: Total revenue for the three months ended June 30, 2017 was $16.2 million, a decrease from $17.2 million compared to the same period ended June 30, 2016. The decrease is mainly a result of the $3.2 million drop in rental revenue offset by $2.1 million increase in sales. The drop in rental revenue was due to continued pricing and utilization pressures. Total revenue decreased between consecutive quarters by $2.7 million to $16.2 million from $18.9 million, due primarily to a decrease in compressor sales between quarters. On a six month year-to-date basis, revenues were down from 2016 by $3.7 million.

Operating Income: Operating income for the three months ended June 30, 2017 was $414,000, compared to the prior year's second quarter of $1.9 million. This decrease was due to a reduction in rental revenue and a change in the mix shift from higher margin rentals to lower margin sales. Sequentially, operating income increased to $414,000 from $343,000 due to a decrease in stock compensation expense between quarters which was offset by the decrease in sales. Operating income for the six months ended 2017 was $757,000 compared to $5.6 million for the same period in 2016. The decrease between comparative periods is primarily due to the decrease in rental revenues.

Adjusted Gross Margins: Total adjusted gross margin for the three months ended June 30, 2017 decreased $1.4 million to $8.1 million from $9.5 million for the same period ended June 30, 2016. Total adjusted gross margin as a percentage of revenue decreased to 50% for the three months ended June 30, 2017 compared to 55% for the same period ended June 30, 2016. This decrease was the result of a mix shift from higher margin rentals to lower margin sales. Sequentially, adjusted gross margin was $8.1 million for the three months ending June 30, 2017 compared to $8.7 million in the three months ended in March 31, 2017. Adjusted gross margin percentages increased to 50% from 46% the previous quarter, driven primarily by a mix shift from lower margin sales to higher margin rentals. For the comparative six months ended June 30, total gross margin decreased to $16.8 million from $21.3 million. The decrease between comparative periods is primarily due to the decrease in rental revenues and its adjusted gross margin. Please see discussion of Non-GAAP Financial Measures - Adjusted Gross Margin at the conclusion of this release.

Net Income: Net income for the three months ended June 30, 2017 decreased to $375,000 compared to net income of $1.3 million for the same period in 2016. Sequentially, net income increased to $375,000 from $252,000. For the comparative six months ended, net income decreased to $627,000 from $3.8 million.

Earnings Per Share: Comparing the second quarter of 2017 versus 2016, earnings per diluted share was 3 cents, down from 10 cents. Sequentially, diluted earnings per share increased to 3 cents from 2 cents. On a six month year-to-date basis, earnings per diluted share decreased to 5 cents from 29 cents.

Adjusted EBITDA: Adjusted EBITDA decreased $1.6 million to $5.7 million or 35% of revenue for the three months ended June 30, 2017 versus $7.3 million or 42% of revenue for the same three months ended June 30, 2016. Adjusted EBITDA increased approximately $53,000 in the sequential quarters and increased relative to revenue to 35% from 30%. For the six month ended June 30, 2017, Adjusted EBITDA decreased $5.2 million to $11.4 million or 32% of revenue compared to $16.6 million or 43% for the same period ended June 30, 2016. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA at the conclusion of this release.

Cash Flow: At June 30, 2017, cash and cash equivalents were $73.0 million with a bank debt level of $417,000, all of which was classified as current. Positive net cash flow from operating activities was $10.2 million during the six months ended of 2017.

Commenting on second quarter 2017 results, Stephen C. Taylor, President and CEO, said:
“This quarter featured a few moving parts in our earnings. Fortunately, a large part of the movement is positive. Our sales business continues to prosper and this quarter we received some very large orders that have pushed our backlog to the highest levels in at least a decade. In fact, the sum total of the orders represents a record level of revenue awarded in our sales business in one quarter. In our rental business we are seeing slight improvements that seem to point to a better second half. Although this business remains under pressure, we continue to execute well and deliver industry leading margins. Our balance sheet continues to be unassailable and our ability to generate cash enviable. Among the four publicly listed compression service companies, NGS continues to be the only company that has made positive GAAP Net Income every quarter. In fact, we have never had a money losing quarter through good times or bad.”

Selected data: The tables below show revenues and percentage of total revenues, along with our adjusted gross margin, exclusive of depreciation and amortization, and related percentages of each of our product lines for the three and six months ended June 30, 2017 and 2016.  Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Adjusted Gross Margin(1)
	Three months ended June 30,				Three months ended June 30,
	2017		2016		2017		2016
	(in thousands)
Rental	$11,420	71%	$14,655	85%	$7,165	63%	$9,244	63%
Sales	4,407	27%	2,300	14%	662	15%	64	3%
Service & Maintenance	391	2%	239	1%	287	73%	154	64%
Total	$16,218		$17,194		$8,114	50%	$9,462	55%

	Revenue				Adjusted Gross Margin(1)
	Six months ended June 30,				Six months ended June 30,
	2017		2016		2017		2016
	(in thousands)
Rental	$23,342	67%	$31,063	80%	14,419	62%	19,958	64%
Sales	11,044	31%	7,210	19%	1,876	17%	1,042	14%
Service & Maintenance	734	2%	497	1%	536	73%	301	61%
Total	$35,120		$38,770		$16,831	48%	$21,301	55%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The reconciliation of operating income to adjusted gross margin is as follows:

	Three months ended June 30,		Six months ended June 30,
	(in thousands)		(in thousands)
	2017	2016	2017	2016
Operating Income	$414	$1,873	$757	$5,640
Depreciation and amortization	5,310	5,437	10,638	10,940
Selling, general, and administration expenses	2,390	2,152	5,436	4,721
Adjusted Gross Margin	$8,114	$9,462	$16,831	$21,301

Non GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. Adjusted EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income.

The reconciliation of net income to Adjusted EBITDA and gross margin is as follows:

	Three months ended June 30,		Six months ended June 30,
	(in thousands)		(in thousands)
	2017	2016	2017	2016
Net income	$375	$1,259	$627	$3,800
Interest expense	2	2	4	4
Provision for income taxes	40	605	132	1,848
Depreciation and amortization	5,310	5,437	10,638	10,940
Adjusted EBITDA	5,727	7,303	11,401	16,592

Conference Call Details:

Teleconference: Thursday, August 3, 2017 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and six months ended June 30, 2017.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$73,038	$64,094
Trade accounts receivable, net of allowance for doubtful accounts of $646 and $597, respectively	6,171	7,378
Inventory, net	25,431	25,833
Prepaid income taxes	1,944	1,482
Prepaid expenses and other	1,921	972
Total current assets	108,505	99,759
Rental equipment, net of accumulated depreciation of $135,924 and $126,096, respectively	164,553	174,060
Property and equipment, net of accumulated depreciation of $11,184 and $11,267, respectively	7,290	7,753
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,570 and $1,508 respectively	1,589	1,651
Other assets	798	262
Total assets	$292,774	$293,524
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$417	$417
Accounts payable	1,309	971
Accrued liabilities	2,846	2,887
Deferred income	376	2,225
Total current liabilities	4,948	6,500
Deferred income tax liability	51,136	53,745
Other long-term liabilities	820	325
Total liabilities	56,904	60,570
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,838 and 12,764 shares issued and outstanding, respectively	128	128
Additional paid-in capital	103,101	100,812
Retained earnings	132,641	132,014
Total stockholders' equity	235,870	232,954
Total liabilities and stockholders' equity	$292,774	$293,524

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Rental income	$11,420	$14,655	$23,342	$31,063
Sales	4,407	2,300	11,044	7,210
Service and maintenance income	391	239	734	497
Total revenue	16,218	17,194	35,120	38,770
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	4,255	5,411	8,923	11,105
Cost of sales, exclusive of depreciation and amortization stated separately below	3,745	2,236	9,168	6,168
Cost of service and maintenance	104	85	198	196
Selling, general, and administrative expense	2,390	2,152	5,436	4,721
Depreciation and amortization	5,310	5,437	10,638	10,940
Total operating costs and expenses	15,804	15,321	34,363	33,130
Operating income	414	1,873	757	5,640
Other income (expense):
Interest expense	(2)	(2)	(4)	(4)
Other income (expense), net	3	(7)	6	12
Total other income (expense), net	1	(9)	2	8
Income before provision for income taxes	415	1,864	759	5,648
Provision for income taxes	40	605	132	1,848
Net income	$375	$1,259	$627	$3,800
Earnings per share:
Basic	$0.03	$0.10	$0.05	$0.30
Diluted	$0.03	$0.10	$0.05	$0.29
Weighted average shares outstanding:
Basic	12,831	12,709	12,818	12,678
Diluted	13,130	12,936	13,093	12,887

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Six months ended
	June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$627	$3,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,638	10,940
Deferred income taxes	(2,609)	(770)
Stock based compensation	2,416	1,186
Bad debt allowance	60	61
Inventory allowance	—	32
Gain on sale of assets	(49)	(25)
Gain on company owned life insurance	(17)	(4)
Changes in operating assets and liabilities:
Trade accounts receivables, net	1,147	4,034
Inventory	450	3,179
Prepaid expenses and prepaid income taxes	(1,411)	(1,532)
Accounts payable and accrued liabilities	297	(1,430)
Deferred income	(1,849)	286
Other	512	84
Tax benefit from equity compensation	—	(39)
NET CASH PROVIDED BY OPERATING ACTIVITIES	10,212	19,802
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(654)	(2,618)
Purchase of company owned life insurance	(529)	(105)
Proceeds from sale of property and equipment	49	25
NET CASH USED IN INVESTING ACTIVITIES	(1,134)	(2,698)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(7)	(6)
Proceeds from exercise of stock options	517	406
Taxes paid related to net share settlement of equity awards	(644)	(909)
Tax benefit from equity compensation	—	39
NET CASH USED IN FINANCING ACTIVITIES	(134)	(470)
NET CHANGE IN CASH AND CASH EQUIVALENTS	8,944	16,634
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	64,094	35,532
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$73,038	$52,166
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4	$4
Income taxes paid	$3,203	$4,435
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$48	$164